                                                                     EXHIBIT 4.1

                  CERTIFICATE OF DESIGNATIONS OF THE POWERS,
                   PREFERENCES AND RELATIVE, PARTICIPATING,
        OPTIONAL AND OTHER SPECIAL RIGHTS OF 11 1/2% SENIOR CUMULATIVE
               EXCHANGEABLE PREFERRED STOCK AND QUALIFICATIONS,
                     LIMITATIONS AND RESTRICTIONS THEREOF


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                        Pursuant to Section 151 of the
               General Corporation law of the State of Delaware
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     Clark USA, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Amended and Restated Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, at a meeting held on September 18, 1997, duly approved and adopted the following resolution (the "Certificate of Designations"):

     RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 11 1/2% Senior Cumulative Exchangeable Preferred Stock, par value $0.01 per share, with a stated value of $1,000 per share, consisting of 250,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Certificate of Designations as follows:

     (a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the "11 1/2% Senior Cumulative Exchangeable Preferred Stock." The number of shares constituting such series shall be 250,000 and are referred to as the "Exchangeable Preferred Stock," of which 63,000 shares of Exchangeable Preferred Stock shall be initially issued, with an additional 124,000 shares reserved for issuance in accordance with paragraph (c)(i) hereof and with the remaining shares issuable as otherwise permitted hereunder or under applicable law. The liquidation preference of the Exchangeable Preferred Stock shall be $1,000 per share.

     (b) Rank. The Exchangeable Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Corporation, rank (i) senior to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter established the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Exchangeable Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as "Junior Securities"); (ii) subject to certain conditions, on a parity with the Existing Preferred Stock and any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter established the terms of which expressly provide that such class or series will rank on a parity with the Exchangeable Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Corporation (collectively referred to as "Parity Securities"); and (iii) junior to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter established the terms of which expressly provide that such class or series will rank senior to the Exchangeable Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Corporation (collectively referred to as "Senior Securities").

     (c) Dividends.

          (i) Beginning on the Issue Date, the Holders of the outstanding shares of Exchangeable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, distributions in the form of dividends on each share of Exchangeable Preferred Stock, at a rate per annum equal to 11 1/2% of the liquidation preference per share of the Exchangeable Preferred Stock, payable semi-annually. All dividends shall be cumulative, whether or not declared, on a daily basis from the date of issuance of the Exchangeable Preferred Stock and shall be payable semi-annually in arrears on each Dividend Payment Date, commencing April 1, 1998. Dividends declared may be paid, at the Corporation's option, on any Dividend Payment Date occurring on or prior to October 1, 2002, either in cash or by the issuance of additional shares of Exchangeable Preferred Stock (and, at the Corporation's option, payment of a whole share (after rounding up) or cash in lieu of a fractional share) having an aggregate liquidation preference equal to the amount of such dividends. In the event that on or prior to October 1, 2002, dividends are declared and paid through the issuance of additional shares of Exchangeable Preferred Stock, as provided in the previous sentence, such dividends shall be deemed paid in full and shall not accumulate. Each dividend shall be payable to the Holders of record as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date. Dividends shall cease to accumulate in respect of the Exchangeable Preferred Stock on the Exchange Date or on the date of their earlier redemption (including a Special Redemption) unless the Corporation shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures in respect of the Exchangeable Preferred Stock on such Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

          (ii) All dividends paid with respect to shares of the Exchangeable Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

          (iii) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Exchangeable Preferred Stock at any time.

          (iv) Dividends accruing after October 1, 2002, on the Exchangeable Preferred Stock for any past Dividend Period and dividends in connection with any optional redemption pursuant to paragraph (e)(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors.

          (v) Dividends payable on the Exchangeable Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

          (vi) So long as any shares of Exchangeable Preferred Stock are outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Parity Securities or Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Parity Securities or Junior Securities, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Parity Securities or Junior Securities or any such warrants, rights, calls or options, except, in any case, in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Corporation) of, other shares of the Corporation's Capital Stock (other than Disqualified Capital Stock) or options, warrants or other rights to purchase shares of Capital Stock (other than Disqualified Stock) of the Corporation, unless full cumulative dividends determined in accordance herewith on the Exchangeable Preferred Stock have been paid (or are deemed paid) in full.

     (d) Liquidation Preference.

          (i) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the Holders of shares of Exchangeable Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to the liquidation preference for each share outstanding, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any distribution shall be made or any assets distributed to the holders of any Junior Securities including, without limitation, Common Stock of the Corporation. Except as provided in the preceding sentence, Holders of Exchangeable Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding-up of the affairs of the Corporation. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Exchangeable Preferred Stock and all other Parity Securities are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Exchangeable Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets first in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends.

          (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Corporation.

     (e) Redemption.

          (i) Optional Redemption.

               (A) The Corporation may, at the option of the Board of Directors, redeem, to the extent of funds legally available therefor, at any time on and after October 1, 2002, in whole or in part, in the manner provided for in paragraph (e)(iii) hereof, any or all of the shares of the Exchangeable Preferred Stock, at the redemption prices (expressed as a percentage of the liquidation preference) set forth below, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Optional Redemption Price") if redeemed during the 12-month period beginning October 1 of each of the years set forth below:

                            2002....................... 105.750%
                            2003....................... 103.833%
                            2004....................... 101.917%
                            2005 and thereafter........ 100.000%

          ; provided that no redemption pursuant to this paragraph (e)(i)(A) shall be authorized or made unless prior thereto all accumulated and unpaid dividends are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the Exchangeable Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date.

               (B) In addition to the foregoing paragraph (e)(i)(A), the Corporation may, at its option, use the Net Available Proceeds of one or more Equity Offerings to redeem for cash, in whole or in part, shares of Exchangeable Preferred Stock in the manner provided for in paragraph (e)(iii) hereof, at a redemption price equal to 107% prior to October 1, 1998, 108% thereafter but prior to October 1, 1999 and 109% thereafter but prior to October 1, 2000 of the liquidation preference thereof, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends to the Redemption Date (including, without limitation, an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Equity Offering Redemption Price"). Any such redemption pursuant to this paragraph (e)(i)(B) must occur on or prior to ninety (90) days after the receipt by the Corporation of the proceeds of any such Equity Offering. The Corporation may not use the Net Available Proceeds of any Equity Offerings which alone or combined with a related series of transactions result in a Change of Control to redeem shares of Exchangeable Preferred Stock pursuant to this paragraph.

               (C) In the event of a redemption pursuant to paragraph (e)(i)(A) or (e)(i)(B) hereof of only a portion of the then outstanding shares of the Exchangeable Preferred Stock, the Corporation shall effect such redemption on a pro rata basis according to the number of shares held by each Holder of the Exchangeable Preferred Stock, except that the Corporation may redeem such shares held by Holders of fewer than 10 shares (or shares held by Holders who would hold less than 10 shares as a result of such redemption), as may be determined by the Corporation.

          (ii) Mandatory Redemption. On October 1, 2009, the Corporation shall redeem, to the extent of funds legally available therefor, in the manner provided for in paragraph (e)(iii) hereof, all of the shares of the Exchangeable Preferred Stock then outstanding at a redemption price equal to 100% of the liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including, without limitation, an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Mandatory Redemption Price").

          (iii)  Procedures for Redemption.

               (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Exchangeable Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Exchangeable Preferred Stock at such Holder's address as it appears on the stock books of the Corporation; provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Exchangeable Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

                    (1) whether the redemption is pursuant to paragraph
               (e)(i)(A), (e)(i)(B) or (e)(ii) hereof;

                    (2) the Optional Redemption Price, the Mandatory Redemption
               Price or the Equity Offering Redemption Price, as the case may be;

                    (3) whether all or less than all the outstanding shares of the Exchangeable Preferred Stock are to be redeemed and the total number of shares of the Exchangeable Preferred Stock being redeemed;

                    (4)  the date fixed for redemption;

                    (5) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Exchangeable Preferred Stock to be redeemed; and

                    (6) that dividends on the shares of the Exchangeable
               Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Optional Redemption Price, the Mandatory Redemption Price or the Equity Offering Redemption Price, as the case may be.

               (B) Each Holder of Exchangeable Preferred Stock shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional

          Redemption Price, Mandatory Redemption Price or Equity Offering Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Exchangeable Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, the Mandatory Redemption Price or the Equity Offering Redemption Price, as the case may be, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph (iii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit of the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the Optional Redemption Price, the Mandatory Redemption Price or the Equity Offering Redemption Price, as the case may be, without interest.

     (f)  Voting Rights.

          (i) The Holders of Exchangeable Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraph (ii) and (iii) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

          (ii) So long as any shares of the Exchangeable Preferred Stock are outstanding, the Corporation shall not amend its Certificate of Incorporation so as to: (A) affect materially and adversely the specified rights, preferences, privileges or voting rights of Holders of shares of Exchangeable Preferred Stock; or (B) authorize the issuance of additional shares of any class of Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock Senior Securities), without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

     Notwithstanding the previous sentence (1) the creation, authorization or issuance of any shares of any Junior Securities or Parity Securities or (2) the increase or decrease in the amount of authorized Capital Stock of any class constituting Junior Securities or Parity Securities, including Preferred Stock constituting Junior Securities or Parity Securities, shall not require the consent of Holders of Exchangeable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of Exchangeable Preferred Stock.

          (iii) (A) If (1) after October 1, 2002, dividends on the Exchangeable Preferred Stock required to be paid in cash are in arrears and unpaid for three (3) or more semi-annual Dividend Periods (whether or not consecutive) (a "Dividend Default"); or (2) the Corporation fails to redeem all of the then outstanding shares of Exchangeable Preferred Stock on or before October 1, 2009; or (3) the Corporation fails to make a Change of Control Offer following a Change of Control if such Change of Control Offer is required by paragraph
          (h) hereof and/or fails to purchase shares of Exchangeable Preferred Stock from Holders who elect to have such shares purchased pursuant to the Change of Control Offer; (4) the Corporation breaches or violates one of the provisions set forth in any of paragraphs (l)(i) (Limitation on Indebtedness), (l)(iii) (Limitation on Restricted Payments) or (l)(iv) (Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries of the Corporation) hereof and the breach or violation continues for a period of sixty
          (60) days or more after the Corporation receives notice thereof specifying the default from the Holders of at least 25% of the shares of Exchangeable Preferred Stock then outstanding, or (5) the Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Corporation or any Subsidiary of the Corporation, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $25 million or more at any time, in each case, after a 20-day period during which such default shall not have been cured or such acceleration rescinded, then in the case of any of clauses (1) - (5) the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit the Holders of Exchangeable Preferred Stock, voting as one class together with the holders of shares of any Parity Securities issued after the Issue Date upon which like voting rights have been conferred and are then exercisable (each such Parity Securities with such exercisable voting rights and, after the occurrence of a Voting Rights Triggering Event (as defined below), each share of Exchangeable Preferred Stock, individually a "Triggered Security" and collectively the "Triggered Securities"), to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors. Each such event described in clauses (1) - (5) is a "Voting Rights Triggering Event." Upon occurrence of such Voting Rights Triggering Event, Holders of a majority of the issued and outstanding shares of Exchangeable Preferred Stock, voting as one class together with the holders of any other Triggered Securities, shall have the right to elect the lesser of two directors or that number of directors constituting 25% of the members of the Board of Directors at a meeting therefor called and at every subsequent meeting at which the terms of office of the directors so elected by the holders of the Triggered Securities expire (other than as described in subparagraph (f)(iii)(B) below). The voting rights provided herein shall be the exclusive remedy at law or in equity of the holders of the Exchangeable Preferred Stock for any Voting Rights Triggering Event.

               (B) The right of the Holders of Exchangeable Preferred Stock, to elect members of the Board of Directors as set forth in subparagraph
          (f)(iii)(A) above shall continue until such time as (x) in the event such right arises due to a Dividend Default, all accumulated dividends that are required to be paid in cash and that are in arrears on the Exchangeable Preferred Stock are paid in full in cash; and (y) in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied, cured or waived by the Holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding and entitled to vote thereon, at which time (1) the special right of the Holders of Exchangeable Preferred Stock so to vote as a class for the election of directors and (2) the term of office of each of the directors elected by the Holders of the Triggered Securities shall each terminate and the remaining directors shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Exchangeable Preferred Stock pursuant to this paragraph (f)(iii), or if vacancies shall exist in the offices of directors elected by the Holders of Exchangeable Preferred Stock, a proper officer of the Corporation may, and upon the written request of the holders of record of at least twenty-five percent (25%) of the shares of Triggered Securities then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the holders of Triggered Securities, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then the holders of record of at least twenty-five percent (25%) of the outstanding shares of Triggered Securities may designate in writing one of their number to call such meeting at the reasonable expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any holder of Triggered Securities so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

               (C) At any meeting held for the purpose of electing directors at which the Holders of Exchangeable Preferred Stock shall have the right, voting together as a separate class with the holders of shares of any other Triggered Securities, to elect directors as aforesaid, the presence in person or by proxy of the holders of outstanding shares representing at least a majority of the voting power of the Triggered Securities shall be required to constitute a quorum of such Triggered Securities.

               (D) Any vacancy occurring in the office of a director elected by the holders of Triggered Securities may be filled by the remaining directors elected by the holders of Triggered Securities unless and until such vacancy shall be filled by the holders of Triggered Securities.

          (iv) In any case in which the holders of Triggered Securities shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of Exchangeable Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each $1,000 in liquidation preference of Triggered Securities.

     (g)  Exchange.

          (i)  Requirements.

          The outstanding shares of Exchangeable Preferred Stock are exchangeable, in whole but not in part, on a pro rata basis, at the option of the Corporation, at any time on any Dividend Payment Date, for the Corporation's 11 1/2% Exchange Debentures due 2009 (the "Exchange Debentures") to be substantially in the form of Exhibit A to the Indenture, dated as of October 1, 1997, between the Corporation and Bankers Trust Company, as trustee (the "Exchange Indenture"), a copy of which is on file with the secretary of the Corporation; provided, however, that any such exchange may only be made if on or prior to the date of such exchange (1) the Corporation has paid (or is deemed to have paid) all accumulated dividends on the Exchangeable Preferred Stock (including the dividends payable on the date of exchange) and there shall be no contractual impediment to such exchange; (2) there shall be legally available funds sufficient therefor; (3) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture and no default or event of default would exist under the Existing

     Note Indentures and no default or event of default under any other material instrument governing Indebtedness outstanding at the time would be caused thereby; (4) that the Exchange Indenture has been qualified under the Trust Indenture Act of 1939, as amended, if required at the time of such exchange; and (5) the Corporation shall have delivered a written opinion to the effect that all conditions to be satisfied prior to such exchange have been satisfied. The exchange rate shall be $1.00 principal amount of Exchange Debentures for each $1.00 of liquidation preference of Exchangeable Preferred Stock, including, to the extent necessary, Exchange Debentures in principal amounts less than $1,000; provided that the Corporation shall have the right, at its option, to pay cash in an amount equal to the principal amount of that portion of any Exchange Debenture that is not an integral multiple of $1,000 instead of delivering an Exchange Debenture in a denomination of less than $1,000.

          (ii)  Procedure for Exchange.

               (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for exchange, written notice (the "Exchange Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such exchange of the Exchangeable Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation; provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of Exchangeable Preferred Stock to be exchanged except as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Exchange Notice shall state:

                    (1)  the date fixed for exchange;

                    (2) that the Holder is to surrender to the Corporation, in the manner and at the place or places designated, his certificate or certificates representing the shares of Exchangeable Preferred Stock to be exchanged;

                    (3) that dividends on the shares of Exchangeable Preferred
               Stock to be exchanged shall cease to accrue on such Exchange Date whether or not certificates for shares of Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date unless the Corporation shall default in the delivery of Exchange Debentures; and

                    (4) that interest on the Exchange Debentures shall accrue
               from the Exchange Date whether or not certificates for shares of Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date.

               (B) On or before the Exchange Date, each Holder of Exchangeable Preferred Stock shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Exchangeable Preferred Stock so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), such shares shall be exchanged by the Corporation into Exchange Debentures. The Corporation shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

               (C) If notice has been mailed as aforesaid, and if before the Exchange Date specified in such notice (1) the Exchange Indenture shall have been duly executed and delivered by the Corporation and the trustee thereunder and (2) all Exchange Debentures necessary for such exchange shall have been duly executed by the Corporation and delivered to the trustee under the Exchange Indenture with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then the rights of the Holders of Exchangeable Preferred Stock so exchanged as stockholders of the Corporation shall cease (except the right to receive Exchange Debentures, an amount in cash equal to the amount of accrued and unpaid dividends to the Exchange Date and, if the Corporation so elects, cash in lieu of any Exchange Debenture not an integral multiple of $1,000 and/or $1.00), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered holder or holders of such Exchange Debentures as of the Exchange Date.

          (iii) No Exchange in Certain Cases. Notwithstanding the foregoing provisions of this paragraph (g): (A) the Corporation shall not be entitled to exchange the Exchangeable Preferred Stock for Exchange Debentures if such exchange, or any term or provision of the Exchange Indenture or the Exchange Debentures, or the performance of the Corporation's obligations under the Exchange Indenture or the Exchange Debentures, shall violate any applicable law or if, at the time of such exchange, the Corporation is insolvent or if it would be rendered insolvent by such exchange; and (B) in the event that the Exchange Indenture is amended other than as would be (or is) permitted by Section 901 thereof if any Exchange Debentures were (or are) outstanding, the Corporation shall not have the right to exchange the Exchangeable Preferred Stock then outstanding for Exchange Debentures unless prior to such exchange the Corporation obtains the affirmative vote or consent of holders of at least a majority in liquidation preference of the Exchangeable Preferred Stock then outstanding (or, in the case of provisions of the Exchange Indenture so amended would require the unanimous consent of the holder of Exchange Debentures, the affirmative vote or consent of all holders of the Exchangeable

     Preferred Stock then outstanding).

     (h)  Change of Control.

          (i) Upon the occurrence of a Change of Control after October 1, 2005, the Corporation shall notify the Holders of the Exchangeable Preferred Stock in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") all or any part (having a liquidation preference equal to $1,000 or an integral multiple thereof) of each holder's then outstanding shares of Exchangeable Preferred Stock at a purchase price of 101% of the aggregate liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including, without limitation, an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Change of Control Payment Date to the Change of Control Payment Date).

          (ii) Within 30 days following the consummation of a transaction resulting in a Change of Control, the Corporation shall send, by first class mail, postage prepaid, a notice to each Holder of Exchangeable Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Exchangeable Preferred Stock pursuant to the Change of Control Offer. Such notice shall state

               (A) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this paragraph (h) and that all Exchangeable Preferred Stock validly tendered and not withdrawn will be accepted for payment;

               (B) the purchase price (including the amount of accumulated and unpaid dividends, if any) and the purchase date (which shall be no earlier than 30 days nor later than 70 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

               (C) that any shares of Exchangeable Preferred Stock not tendered will continue to accumulate dividends;

               (D) that, unless the Corporation defaults in making payment therefor, any share of Exchangeable Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends after the Change of Control Payment Date;

               (E) that Holders electing to have any shares of Exchangeable Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the certificate or certificates representing such shares properly endorsed for transfer together with such customary documents as the Corporation and the transfer agent may reasonably require, in the manner and at the place specified in the notice prior to the close of business on the Business Day prior to the Change of Control Payment Date;

               (F) that Holders will be entitled to withdraw their election if the Corporation receives, not later than five (5) Business Days prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Exchangeable Preferred Stock the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such shares of Exchangeable Preferred Stock purchased;

               (G) that Holders whose shares of Exchangeable Preferred Stock are purchased only in part will be issued a new certificate representing the unpurchased shares of Exchangeable Preferred Stock; and

               (H) the circumstances and relevant facts regarding such Change of Control.

          (iii) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of the Exchangeable Preferred Stock in connection with a Change of Control Offer.

          (iv) On the Change of Control Payment Date the Corporation shall (A) accept for payment the shares of Exchangeable Preferred Stock validly tendered pursuant to the Change of Control Offer, (B) pay to the Holders of shares so accepted the purchase price therefor in cash and (C) cancel and retire each surrendered certificate. Unless the Corporation defaults in the payment for the shares of Exchangeable Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accumulate with respect to the shares of Exchangeable Preferred Stock tendered and all rights of Holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.

          (v) If the purchase of the Exchangeable Preferred Stock would violate or constitute a default under the Existing Note Indentures, then, notwithstanding anything to the contrary contained above, prior to complying with the foregoing provisions, but in any event within 30 days following the consummation of a transaction resulting in a Change of Control, the Corporation shall, to the extent needed to permit such purchase of the Exchangeable Preferred Stock, either (A) repay in full all such Indebtedness under the Existing Notes or (B) obtain the requisite consents, if any, under the Existing Note Indentures required to permit the repurchase of Exchangeable Preferred Stock required by this paragraph (h). Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be obligated to make, any Change of Control Offer; provided that the Corporation's failure to comply with the provisions of this paragraph (h)(v) shall constitute a Voting Rights Triggering Event.

     (i) Conversion or Exchange. The Holders of shares of Exchangeable Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

     (j) Reissuance of Exchangeable Preferred Stock. Shares of Exchangeable Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock, provided that any issuance of such shares as Exchangeable Preferred Stock must be in compliance with the terms hereof.

     (k) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

     (l) Certain Additional Provisions.

          (i) Limitation on Indebtedness. The Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, issue, incur, assume, guarantee or become liable for in any other manner, contingently or otherwise, or extend the maturity of or become responsible for the payment of (collectively, "incur") any Indebtedness (including Acquired Debt) other than (i) the Exchange Debentures and (ii) Permitted Indebtedness, unless after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Corporation's Consolidated Operating Cash Flow Ratio is greater than 2 to
     1. Notwithstanding the foregoing, the Corporation's Unrestricted Subsidiaries may incur Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Corporation.

          (ii) Limitation on Certain Indebtedness. The Corporation shall not incur or permit to exist any Indebtedness that is by its terms both (i) subordinate in right of payment to any Senior Debt and (ii) senior in right of payment to the Exchange Debentures, if issued, in each case other than by reason of its maturity. The Corporation shall not incur or permit to exist any Indebtedness that is by its terms subordinate in right of payment to the Exchange Debentures unless such Indebtedness constitutes

     Subordinated Debt.

          (iii) Limitation on Restricted Payments. The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless (i) at the time of and immediately after giving effect to the proposed Restricted Payment, no Voting Rights Triggering Event or event that, with the giving of notice or the passing of time, or both, would constitute a Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof, and (ii) at the time of and immediately after giving effect to the proposed Restricted Payment (the value of any such payment if other than cash, as determined in good faith by the board of directors of the Corporation and evidenced by a Board Resolution), the aggregate amount of all Restricted Payments declared or made subsequent to June 30, 1997, shall not exceed the sum of (a) 50% of the aggregate Consolidated Net Operating Income (or, if such aggregate Consolidated Net Operating Income is a deficit, minus 100% of such deficit) of the Corporation for the period (taken as one accounting period) from June 30, 1997, to the end of the Corporation's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment plus (b) 100% of the aggregate net proceeds, including cash and the fair market value of property other than cash (as determined in good faith by the board of directors of the Corporation and evidenced by a Board Resolution), received by the Corporation since June 30, 1997, from any Person other than a Subsidiary of the Corporation as a result of the issuance of Capital Stock (other than any Disqualified Capital Stock) of the Corporation including such Capital Stock issued upon conversion of Indebtedness or upon exercise of warrants and any contributions to the capital of the Corporation received by the Corporation from any such Person plus (c) $50 million plus (d) to the extent that any Restricted Investment that was made after June 30, 1997, is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment. For purposes of any calculation pursuant to the preceding sentence which is required to be made within 60 days after the declaration of a dividend by the Corporation, such dividend shall be deemed to be paid at the date of declaration.

          The foregoing shall not be violated by reason of (a) the payment of any dividends or distributions payable solely in shares of the Corporation's Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire the Corporation's Capital Stock (other than Disqualified Stock), (b) the payment of dividends in accordance with the terms of the Exchangeable Preferred Stock, (c) the payment of any dividend within 60 days after the date of declaration thereof if, at such date of declaration, such payment complied with the provisions described above, (d) the retirement of any shares of the Corporation's Capital Stock in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Corporation) of, other shares of its Capital Stock (other than Disqualified Capital Stock) or options, warrants or other rights to purchase the Corporation's Capital Stock (other than Disqualified Stock), (e) the Chevron Payment, (f) the AOC Payment, (g) the Gulf Payments, (h) the making of any payment in redemption of Capital Stock of the Corporation or options to purchase such Capital Stock granted to officers or employees of the Corporation pursuant to any stock option, stock purchase or other stock plan approved by the board of directors of the Corporation in connection with the severance or termination of officers or employees not to exceed $4 million per annum and (i) the exchange of the Exchangeable Preferred Stock, in accordance with its terms, for the Exchange Debentures, and the making of payments of principal (premium, if any), and interest thereon in accordance with the Exchange Debenture Indenture.

          The board of directors of the Corporation may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Voting Rights Triggering Event or event that, with the giving of notice or the passing of time, or both, would constitute a Voting Rights Triggering Event; provided that in no event shall the business currently operated by the Corporation and Clark be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Corporation and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this Limitation on Restricted Payments covenant. All such outstanding Investments shall be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

          (iv) Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries of the Corporation. The Corporation shall not, and shall not permit any Restricted Subsidiary of the Corporation to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction which, by its terms, restricts the ability of any Restricted Subsidiary of the Corporation to (i) pay dividends or make any other distributions on any such Restricted Subsidiary's Capital Stock or pay any Indebtedness owed to the Corporation or any Restricted Subsidiary of the Corporation, (ii) make any loans or advances to the Corporation or any Restricted Subsidiary of the Corporation, or (iii) transfer any of its property or assets to the Corporation or any Restricted Subsidiary of the Corporation, except for, in the case of clauses (i), (ii) and (iii) above, any restrictions (a) existing hereunder or under the Exchange Indenture and any restrictions existing on the Issue Date pursuant to any agreement relating to Existing Indebtedness of the Corporation's Restricted Subsidiaries, (b) pursuant to an agreement relating to Indebtedness incurred by such Restricted

     Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Corporation and outstanding on such date and not incurred in anticipation of becoming a Restricted Subsidiary, (c) imposed by virtue of applicable corporate law or regulation and relating solely to the payment of dividends or distributions to stockholders, (d) with respect to restrictions of the nature described in clause (iii) above, included in a contract entered into in the ordinary course of business and consistent with past practices that contains provisions restricting the assignment of such contract, (e) pursuant to an agreement effecting a renewal, extension, refinancing, refunding or replacement of Indebtedness referred to in (a) or
     (b) above; provided, however, that the provisions contained in such renewal, extension, refinancing, refunding or replacement agreement relating to such encumbrance or restriction, taken as a whole, are not materially more restrictive than the provisions contained in the agreement the subject thereof, as determined in good faith by the Board of Directors, or (f) which will not in the aggregate cause the Corporation not to have the funds necessary to redeem the Exchangeable Preferred Stock (including payment of liquidation value and accrued and unpaid dividends, including Additional Dividends) upon any mandatory redemption thereof.

          (v) Limitation on Transactions with Shareholders and Affiliates. The Corporation shall not, and shall not permit any Restricted Subsidiary of the Corporation to, directly or indirectly, conduct any business or enter into any transaction or series of similar transactions (including, without limitation, the purchase, sale, transfer, lease or exchange of any property or the rendering of any service) with (i) any direct or indirect holder of more than 5% of any class of Capital Stock of the Corporation or of any Restricted Subsidiary of the Corporation (other than transactions between or among the Corporation and/or its Restricted Subsidiaries except for Restricted Subsidiaries owned in any part by the Principal Shareholders) or
     (ii) any Affiliate of the Corporation (other than transactions between or among the Corporation and/or its Restricted Subsidiaries except for Restricted Subsidiaries owned in any part by the Principal Shareholders) (each of the foregoing, a "Shareholder/Affiliate Transaction") unless the terms of such business, transaction or series of transactions (a) are set forth in writing and (b) are as favorable to the Corporation or such Restricted Subsidiary in all material respects as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with a Person which is not such a stockholder or Affiliate and, if such transaction or series of transactions involves payment for services of such a stockholder or Affiliate, (x) for amounts greater than $10 million and less than $15 million per annum, the Corporation shall deliver an Officers' Certificate to the Trustee certifying that such Shareholder/Affiliate Transaction complies with clause
     (b) above or (y) for amounts equal to or greater than $15 million per annum, then (A) a majority of the disinterested members of the Board of Directors shall in good faith determine that such payments are fair consideration for the services performed or to be performed (evidenced by a Board Resolution) or (B) the Corporation must receive a favorable opinion from a nationally recognized investment banking firm chosen by the Corporation or, if no such investment banking firm is in a position to provide such opinion, a similar firm chosen by the Corporation (having expertise in the specific area which is the subject of the opinion), that such payments are fair consideration for the services performed or to be performed (a copy of which shall be delivered to the Trustee); provided that the foregoing requirements shall not apply to Shareholder/Affiliate Transactions involving the purchase or sale of crude oil in the ordinary course of the Corporation's business, so long as such transactions are priced in line with the market price of a crude benchmark and the pricing of such transactions are equivalent to the pricing of comparable transactions with unrelated third parties; and provided further that the Gulf Payments shall not be deemed a Shareholder/Affiliate Transaction.

          (vi) Limitation on Sale of Capital Stock of Restricted Subsidiaries. The Corporation shall not permit (i) any Person (other than the Corporation or any of its Wholly-Owned Restricted Subsidiaries) to own any Capital Stock of Clark, or (ii) any Person (other than the Corporation or any of its Restricted Subsidiaries) to own 50% or more of the Capital Stock of any of its Restricted Subsidiaries other than Clark; provided, however, that this provision shall not prohibit (a) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Corporation or any of its Restricted Subsidiaries in compliance with the other provisions of this Indenture, (b) the ownership by directors of director's qualifying shares or (c) the issuance and sale of nonvoting, nonconvertible preferred stock of any Restricted Subsidiary, provided that the aggregate amount of all nonvoting, nonconvertible preferred stock of Restricted Subsidiaries does not exceed 5% of Consolidated Net Tangible Assets of the Corporation.

          (vii) Provision of Financial Information. So long as any of the Exchangeable Preferred Stock is outstanding, the Corporation will file with the Commission the annual reports, quarterly reports and other documents that the Corporation would have been required to file with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act if the Corporation were subject to such Sections, and the Corporation will provide to all Holders copies of such reports and documents. In addition, the Corporation has agreed that, for so long as any Exchangeable Preferred Stock remains outstanding, it will furnish to all holders thereof and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act.

          (viii) Mergers, Consolidations and Certain Sales of Assets. The Corporation shall not consolidate or merge with or into (whether or not the Corporation is the Surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another Person unless (i) the Surviving Person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, (ii) if the

     Corporation is not the Surviving Person, the Exchangeable Preferred
     Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person, the same powers, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions thereon that the Exchangeable Preferred Stock had immediately prior to such transaction, (iii) at the time of and immediately after such transaction no Voting Rights Triggering Event or event that, with the passing of time or the giving of notice, or both, would become a Voting Rights Triggering Event shall have occurred and be continuing, (iv) the Surviving Person will have Consolidated Adjusted Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than 90% of the Consolidated Adjusted Net Worth of the Corporation immediately preceding the transaction, and (v) after giving pro forma effect to the transaction, the Surviving Person would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Operating Cash Flow Ratio test set forth in (l)(i) above. Upon any such sale of all or substantially all of the assets of the Corporation to another Person or any merger or consolidation where the Corporation is not the surviving entity, such Person or survivor shall become the obligor in respect of the Exchangeable Preferred Stock and the Corporation will be relieved of all further obligations and covenants hereunder.

          (ix) Limitation on Issuance of Guarantees of Indebtedness. The Corporation shall not permit any Restricted Subsidiary, directly or indirectly, to guarantee or secure the payment of any Indebtedness of the Corporation that is expressly by its terms subordinate or junior in right of payment (other than by reason of maturity) to any other Indebtedness of the Corporation.

     (m) Definitions. As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

          "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "AOC Payment" means all payments made to AOC Limited Partnership, a limited partnership organized under the laws of the State of Missouri, constituting "Additional Redemption Consideration" required to be paid by the Corporation pursuant to Section 2.4 of the Stock Purchase and Redemption Agreement.

          "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such restricted Subsidiaries with, into or to another Person in a transition in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Wholly Owned Restricted Subsidiary of such Person) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person, (ii) substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business or (iii) other assets or rights of such Person or any of its Restricted Subsidiaries outside of the ordinary course of business, which in the case of either clause (i), (ii) or (iii), whether in a single transaction or a series of related transactions, result in Net Available Proceeds in excess of $10 million; provided that (x) any transfer, conveyance, sale, lease or other disposition of assets securing the Credit Agreement in connection with the enforcement of the security interests therein and (y) any sale of crude oil pursuant to the contracts governing the Gulf Transaction shall not be deemed an Asset Disposition hereunder.

          "Board of Directors" shall have the meaning ascribed to it in the introductory paragraph of this Certificate of Designations.

          "Borrowing Base" means, as of any date, an amount equal to the sum of
     (i) 95% of the accounts receivable owned by the Corporation and its Restricted Subsidiaries (excluding any accounts receivable from Restricted Subsidiaries and any accounts receivable that are more than 90 days past due) as of such date, plus (ii) 90% of the market value of inventory owned by the Corporation and its Restricted Subsidiaries as of such date, plus
     (iii) 100% of the cash and Cash Equivalents owned by the Corporation and its Restricted Subsidiaries as of such date that are as of such date held in one or more separate accounts under the direct control of the agent bank under the Credit Agreement and that are as of such date pledged to secure working capital borrowings under the Credit Agreement, minus (iv) the principal amount of borrowings outstanding as of such date under the Credit Agreement to the extent that the amount of such borrowings exceeds the sum of clauses (i) and (ii) above, all of the foregoing calculated on a consolidated basis in accordance with GAAP.

          "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The Borough of Manhattan, The City of New York, New York are authorized or obligated by law or executive order to close.

          "Capital Lease" means, at the time any determination thereof is to be made, any lease of property, real or personal or mixed, in respect of which the present value of the minimum rental commitment would be capitalized on a balance sheet of the lessee in accordance with GAAP.

          "Capitalized Lease Obligation" of any Person means any lease of any property (whether real, personal or mixed) by such Person as lessee which, in conformity with GAAP, is required to be accounted for as a Capital Lease on the balance sheet of that Person.

          "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of any association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (iii) in the case of a partnership, partnership interests (whether general or limited).

          "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition.

          "Certificate of Incorporation" shall have the meaning ascribed to it in the introductory paragraph of this Certificate of Designations.

          "Change of Control" means any transaction the result of which is that any Person (an "Acquiring Person") other than TrizecHahn, or a Person, a majority of whose voting equity is owned by TrizecHahn, becomes the Beneficial Owner, directly or indirectly, of shares of stock of the Corporation, Clark or any Subsidiary of the Corporation or TrizecHahn that owns, directly or indirectly, any equity interest in Clark, as the case may be, entitling such Acquiring Person to exercise 50% or more of the total voting power of all classes of stock of the Corporation, Clark or such Subsidiary, as the case may be, entitled to vote in elections of directors. The term "Beneficial Owner" shall be determined in accordance with Rule 13d-3 under the Exchange Act.

          "Change of Control Offer" has the meaning ascribed to it in Section
     (h)(i) hereof.

          "Change of Control Payment Date" shall have the meaning ascribed to it in paragraph (h)(ii)(B) hereof.

          "Chevron Payment" means that certain contingent payment obligation of the Corporation to Chevron U.S.A. Inc. based on industry refining margins and the volume of refined oil products produced at the Port Arthur Refinery over a five-year period, pursuant to Section 3.1(d) of the Asset Purchase Agreement, dated as of August 18, 1994, between the Corporation and Chevron U.S.A. Inc., as amended.

          "Clark" means Clark Refining & Marketing, Inc., a Delaware corporation and a Wholly Owned Subsidiary of the Corporation.

          "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it, then the body performing such duties at such time.

          "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

          "Consolidated Adjusted Net Worth" of any Person means the total amount of consolidated stockholder's equity (par value plus additional paid-in capital plus retained earnings or minus accumulated deficit) of such Person as reflected on the consolidated balance sheet of such Person and its Restricted Subsidiaries for the Quarter for which such determination is made, after excluding (to the extent otherwise included therein and without duplication) the following (the amount of such stockholder's equity and deductions therefrom to be computed, except as noted below, in accordance with GAAP consistently applied): (i) any amount receivable but not paid from sales of Capital Stock of such Person or its Restricted Subsidiaries determined on a consolidated basis; (ii) any revaluation or other write-up in book value of assets subsequent to the date hereof (other than write-ups of oil inventory previously written down and other than revaluations or write-ups upon the acquisition of assets acquired in a transaction to be accounted for by purchase accounting under GAAP); (iii) treasury stock;
     (iv) an amount equal to the excess, if any, of the amount reflected on the books and records of such Person or its

     Restricted Subsidiaries for the securities of any Person which is not a Restricted Subsidiary of such Person over the lesser of cost or market value (as determined in good faith by the Board of Directors of such Person or such Restricted Subsidiary); (v) Disqualified Capital Stock; (vi) equity securities of such Person or its Restricted Subsidiaries which are not Disqualified Capital Stock but which are exchangeable for or convertible into debt securities of such Person or such Restricted Subsidiary, as the case may be, other than at the option of such Person or such Restricted Subsidiary except to the extent that the exchange or conversion rights in such other equity securities cannot, under any circumstances, be exercised prior to Maturity; and (vii) the cumulative foreign currency translation adjustment, if any.

          "Consolidated Net Operating Income" means, when used with reference to any Person, for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that (i) the Net Income of any Person which is not a Subsidiary of such Person or is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to such Person or its Restricted Subsidiaries, (ii) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Corporation or one of its Subsidiaries, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) extraordinary gains and losses and gains and losses from the sale of assets outside the ordinary course of such Person's business shall be excluded, (v) the cumulative effect of changes in accounting principles in the year of adoption of such changes shall be excluded and (vi) the tax effect of any of the items described in clauses
     (i) through (v) above shall be excluded.

          "Consolidated Net Tangible Assets" of a Person means the consolidated total assets of such Person and its Restricted Subsidiaries determined in accordance with GAAP, less the sum of (i) all current liabilities and current liability items, and (ii) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

          "Consolidated Operating Cash Flow" means with respect to any Person, Consolidated Net Operating Income of such Person and its Restricted Subsidiaries without giving effect to gains and losses on securities transactions (net of related taxes) for the period described below, increased by the sum of (i) consolidated Fixed Charges of such Person and its Restricted Subsidiaries which reduced Consolidated Net Operating Income for such period, (ii) consolidated income tax expense (net of taxes relating to gains and losses on securities transactions) of such Person and its Restricted Subsidiaries which reduced Consolidated Net Operating Income for such period, (iii) consolidated depreciation and amortization expense (including amortization of purchase accounting adjustments) of such Person and its Restricted Subsidiaries and other noncash items to the extent any of which reduced Consolidated Net Operating Income for such period, less noncash items which increased Consolidated Net Operating Income for such period, all as determined for such Person and its consolidated Restricted Subsidiaries in accordance with GAAP for the four full Quarters for which financial information in respect thereof is available immediately prior to the Transaction Date.

          "Consolidated Operating Cash Flow Ratio" means, with respect to any Person, the ratio of (i) Consolidated Operating Cash Flow of such Person and its Restricted Subsidiaries for the four Quarters for which financial information in respect thereof is available immediately prior to the Transaction Date to (ii) the aggregate Fixed Charges and Preferred Stock Dividends of such Person and its Restricted Subsidiaries for such four Quarters, such Fixed Charges and Preferred Stock Dividends to be calculated on the basis of the amount of the Indebtedness, Capitalized Lease Obligations and Preferred Stock of such Person and its Restricted Subsidiaries outstanding on the Transaction Date and assuming the continuation of market interest rate levels prevailing on the Transaction Date in any calculation of interest rates in respect of floating interest rate obligations; provided, however, that if such Person or any Restricted Subsidiary of such Person shall have acquired, sold or otherwise disposed of any Material Asset during the four full Quarters for which financial information in respect thereof is available immediately prior to the Transaction Date or during the period from the end of such fourth full Quarter to and including the Transaction Date, the calculation required in clause (i) above will be made giving effect to such acquisition, sale or disposition on a pro forma basis as if such acquisition, sale or disposition had occurred at the beginning of such four full Quarter period without giving effect to clause (iii) of the definition of "Consolidated Net Operating Income" (that is, including in such calculation the Net Income for the relevant prior period of any Person acquired in a pooling of interests transaction, notwithstanding the provisions of said clause
     (iii)); provided, further, that Fixed Charges of such Person during the applicable period shall not include the amount of consolidated interest expense which is directly attributable to Indebtedness to the extent such Indebtedness is reduced by the proceeds of the incurrence of such Indebtedness which gave rise to the need to calculate the Consolidated Operating Cash Flow Ratio.

          "Corporation" has the meaning ascribed to it in the introductory paragraph of this Certificate of Designations.

          "Credit Agreement" means that certain Second Amended and Restated Credit Agreement, dated as of September 25, 1997, by and among Clark and the financial institutions party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

          "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

          "Disqualified Capital Stock" means any Capital Stock of the Corporation that, either by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of any event or passage of time would be, required to be redeemed or purchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption, sinking fund or similar payment due, on or prior to October 1, 2009.

          "Dividend Default" shall have the meaning ascribed to it in paragraph
     (f)(iii) hereof.

          "Dividend Payment Date" means April 1 and October 1 of each year.

          "Dividend Period" means the Initial Dividend Period and, thereafter, each semi-annual period commencing on a Dividend Payment Date and ending one day before the next Dividend Payment Date.

          "Dividend Record Date" means March 15 and September 15 of each year.

          "Equity Offering" means any offering of Junior Securities.

          "Equity Offering Redemption Price" shall have the meaning ascribed to it in paragraph (e)(i)(B) hereof.

          "Exchange Act" means the Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time.

          "Exchange Date" means the date of issuance of any Exchange Debentures in accordance with paragraph (g) hereof.

          "Exchange Debentures" means the Corporation's 11 1/2% Exchange Debentures due 2009 that the Corporation may issue at its election in exchange for the Exchangeable Preferred Stock in accordance with the terms of the Exchangeable Preferred Stock.

          "Exchange Indenture" shall have the meaning ascribed to it in paragraph (g)(i) hereof.

          "Exchange Notice" shall have the meaning ascribed to it in paragraph
     (g)(ii)(A)
     hereof.

          "Exchangeable Preferred Stock" shall have the meaning ascribed to it in paragraph (a) hereof.

          "Existing Indebtedness" means any outstanding Indebtedness of the Corporation and its Subsidiaries as of the Issue Date.

          "Existing Note Indentures" means the indentures governing the Corporation's 10-7/8% Series B Senior Notes due 2005 and the Corporation's Senior Secured Zero Coupon Notes due 2000, Series A.

          "Existing Notes" means the Corporation's 10-7/8% Series B Senior Notes due 2005 and the Corporation's Senior Secured Zero Coupon Notes due 2000, Series A.

          "Fixed Charges" of any Person means, for any period, the sum of (i) consolidated Interest Expense of such Person and its Restricted Subsidiaries, plus (ii) all but the principal component of rentals in respect of consolidated Capitalized Lease Obligations of such Person and its Restricted Subsidiaries paid, accrued or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period, and determined in accordance with GAAP. For purposes of this definition,
     (a) interest on Indebtedness which accrues on a fluctuating basis for periods succeeding the date of determination shall be deemed to accrue at a rate equal to the average daily rate of interest in effect during such immediately preceding Quarter, and (b) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the chief financial officer, treasurer or controller of such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board).

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

          "Guaranty" means a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

          "Gulf Payments" means all payments (other than the initial purchase price of $26.9 million under the Gulf Oil Purchase Contract) to Gulf Resources Corporation, a Panamanian corporation, and/or any of its Affiliates, and/or any issuance to Gulf Resources Corporation of any equity interest in the Corporation, in each case, pursuant to the Gulf Merger Agreement, the Gulf Oil Purchase Contract, the Gulf Stockholders' Agreement and the Gulf Pledge Agreement, as each is in effect on the date hereof.

          "Gulf Oil Purchase Contract" means that certain Crude Oil Purchase Contract, dated as of December 1, 1995, between the Gulf Resources Corporation ("Gulf") and GFR, Inc. ("Gulf Sub").

          "Gulf Merger Agreement" means that certain Agreement and Plan of Merger, dated as of November 3, 1995, among the Corporation, Gulf and Gulf Sub.

          "Gulf Pledge Agreement" means that certain Pledge Agreement, dated as of December 1, 1995, from Gulf Sub and Gulf to the Corporation.

          "Gulf Stockholders' Agreement" means that certain Stockholders' Agreement, dated as of December 1, 1995, among the Corporation, Gulf, Gulf Sub, the Horsham Corporation, 1096153 Ontario Limited, Clark Holdings Limited, The Jaguar Fund, N.V., Puma (a Limited Partnership), Tiger (a Limited Partnership), and Occidental C.O.B. Partners.

          "Gulf Transaction" means the transactions contemplated by the Gulf Merger Agreement.

          "Holder" means a holder of shares of Exchangeable Preferred Stock as reflected in the stock books of the Corporation.

          "Indebtedness" with respect to any Person, means any indebtedness, including, in the case of the Corporation, the indebtedness evidenced by the Exchange Debentures, if and when issued, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capital Leases) (except any such balance that constitutes a trade payable in the ordinary course of business that is not overdue by more than 90 days from the invoice date or is being contested in good faith), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP, and shall also include, to the extent not otherwise included, the Guaranty of Indebtedness of other Persons not included in the financial statements of the Corporation, the maximum fixed redemption or repurchase price of Disqualified Capital Stock (or if not redeemable or subject to repurchase, the issue price) and the maximum fixed redemption or repurchase price (or if not redeemable or subject to repurchase, the issue price) of Preferred Stock issued by Clark to any Person other than the Corporation.

          "Initial Dividend Period" means the dividend period commencing on the Issue Date and ending on March 31, 1998.

          "Interest Expense" of any Person means, for any period, the aggregate amount of interest expense in respect of Indebtedness (excluding (a) the Chevron Payment, (b) the AOC Payment, (c) the Gulf Payments and (d) the amortization of debt issuance expense relating to the Securities, but including without limitation or duplication (i) amortization of debt issuance expense with respect to other Indebtedness, (ii) amortization of original issue discount on any Indebtedness and (iii) the interest portion of any deferred payment obligation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financings and the net cost associated with Interest Swap Obligations) paid, accrued or scheduled to be paid or accrued by such Person during such period, determined in accordance with GAAP.

          "Interest Swap Obligations" means, when used with reference to any Person, the obligations of such person under (i) interest rate swap agreements, interest rate exchange agreements, interest rate cap agreements, and interest rate collar agreements, (ii) currency swap agreements and currency exchange agreements and (iii) other similar agreements or arrangements, which are, in each such case, designed solely to protect such Person against fluctuations in interest rates or currency exchange rates.

          "Investment" means, when used with reference to any Person, any direct or indirect advances, loans or other extensions of credit or capital contributions by such Person to (by means of transfers of property to others or payments for property or services for the account or use of others, or otherwise), or purchases or acquisitions by such Person of Capital Stock, bonds, notes, debentures or other securities issued by, any other Person or any Guaranty or assumption of any liability (contingent or otherwise) by such Person of any Indebtedness or Obligations of any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

          "Issue Date" means October 1, 1997.

          "Junior Subordinated Indebtedness" means any Indebtedness of the Corporation which is subordinated in right of payment to the Exchange Debentures and with respect to which no payments of principal (by way of sinking fund, mandatory redemption, maturity or otherwise, including, without limitation, at the option of the holder thereof) are required to be made by the Corporation at any time prior to October 1, 2009.

          "Junior Securities" shall have the meaning ascribed to it in paragraph
     (b)(i) hereof.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind (except for taxes not yet owing) in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and, with respect to which, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

          "Mandatory Redemption Price" shall have the meaning ascribed to it in paragraph (e)(ii) hereof.

          "Maturity" means, with respect to any Exchange Debentures, the date on which the principal of such Exchange Debentures becomes due and payable as provided in the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

          "Net Available Proceeds" from any Equity Offering or any issuance of Capital Stock by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of (i) all legal and accounting expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such issuance, and (ii) all payments made by such Person or its Subsidiaries on any Indebtedness which must, in order to obtain a necessary consent to such issuance or by applicable law, be repaid out of the proceeds from such issuance.

          "Net Income" of any Person for any period means the net income (loss) from continuing operations of such Person for such period, determined in accordance with GAAP.

          "Non-Recourse Debt" means Indebtedness (i) as to which neither the Corporation nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Corporation or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Corporation or any of its Restricted Subsidiaries.

          "Obligations" means any principal (and premium, if any), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

          "Optional Redemption Price" shall have the meaning ascribed to it in paragraph (e)(i)(A) hereof.

          "Parity Securities" shall have the meaning ascribed to it in paragraph
     (b) hereof.

          "Permitted Indebtedness" means Indebtedness incurred by the Corporation or its Restricted Subsidiaries (i) to renew, extend, refinance or refund Indebtedness that is permitted to be incurred pursuant to clauses
     (ii) through (iv) below; provided, however, that such Indebtedness does not exceed the principal amount of the Indebtedness so renewed, extended, refinanced or refunded plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Corporation or such Restricted Subsidiary as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Corporation or such Restricted Subsidiary incurred in connection with such refinancing; and provided, however, that Indebtedness the proceeds of which are used to refinance or refund such Indebtedness shall only be permitted if (A) in the case of any refinancing or refunding of Indebtedness that is pari passu with the Exchange Debentures the refinancing or refunding Indebtedness is made pari passu with the Exchange Debentures or subordinated to the Exchange Debentures, (B) in the case of any refinancing or refunding of Indebtedness that is subordinated to the Exchange Debentures the refinancing or refunding of Indebtedness is made subordinated to the Exchange Debentures at least to the same extent as such Indebtedness being refinanced or refunded was subordinated to the Exchange Debentures and (C) in the case of the refinancing or refunding of Indebtedness that is subordinated to the Exchange Debentures, the refinancing or refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, (x) does not provide for payments of principal of such Indebtedness at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Corporation or such Restricted Subsidiary (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Indebtedness upon an event of default thereunder), in each case prior to the final Stated Maturity of the Exchange Debentures and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Corporation or such Restricted Subsidiary) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refinanced or refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to an offer to purchase made by the Corporation or such Restricted Subsidiary), which is conditioned upon the change of control of the Corporation or such Restricted Subsidiary); (ii) arising from time to time under the Credit Agreement or any refinancings, renewals, extensions, refundings or replacements thereof or extensions of credit to finance working capital requirements in an aggregate principal amount not to exceed the greater of
     (a) $500 million at any one time outstanding less the aggregate amount of all proceeds of all asset dispositions that have been applied since the Issue Date to permanently reduce the outstanding amount of such Indebtedness and (b) the amount of the Borrowing Base as of such date (calculated on a pro forma basis after giving effect to such borrowing and the application of the proceeds therefrom); (iii) outstanding on the Issue Date; (iv) evidenced by trade letters of credit incurred in the ordinary course of business not to exceed $20 million in the aggregate at any time;
     (v) between or among the Corporation and/or its Restricted Subsidiaries other than Restricted Subsidiaries owned in any part by the Principal Shareholders; (vi) which is Junior Subordinated Indebtedness; (vii) arising out of Sale and Leaseback Transactions or Capitalized Lease Obligations relating to computers and other office equipment and elements, catalysts or other chemicals used in connection with the refining of petroleum or petroleum by-products; (viii) the proceeds of which are used to make the Chevron Payment, the AOC Payment and the Gulf Payments; (ix) arising out of Interest Swap Obligations; (x) in connection with capital projects qualifying under Section 142(a) (or any successor provision) of the Internal Revenue Code of 1986, as amended, in an amount not to exceed $75 million in the aggregate at any time; and (xi) in addition to Indebtedness permitted by clauses (i) through (x) above, Indebtedness not to exceed on a consolidated basis for the Corporation and its Restricted Subsidiaries at any time $50 million.

          "Person" means any individual, corporation, partnership, joint venture, association, joint stock Corporation, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

          "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

          "Principal Shareholders" means (i) TrizecHahn, (ii) Occidental Petroleum Corporation,(iii) Gulf Resources Corporation and (iv) Affiliates of the Persons described in the foregoing clauses (i) through (iii), other than the Corporation and its Subsidiaries.

          "Quarter" means a fiscal quarterly period of the Corporation.

          "Redemption Date," with respect to any shares of Exchangeable Preferred Stock, means the date on which such shares of Exchangeable Preferred Stock are redeemed by the Corporation.

          "Redemption Notice" shall have the meaning ascribed to it in paragraph
     (e)(iii)(A) hereof.

          "Restricted Debt Prepayment" means any purchase, redemption, defeasance (including, but not limited to, in-substance or legal defeasance) or other acquisition or retirement for value (collectively a "prepayment"), directly or indirectly, by the Corporation or a Restricted Subsidiary of the Corporation, prior to the scheduled maturity on or prior to any scheduled repayment of principal (and premium, if any) or sinking fund payment in respect of Indebtedness of the Corporation (other than the Exchangeable Preferred Stock and the Exchange Debentures) which is subordinate in right of payment to the Exchangeable Preferred Stock.

          "Restricted Investment" means any direct or indirect Investment by the Corporation or any Restricted Subsidiary of the Corporation in (i) any Affiliate of the Corporation which is not a Restricted Subsidiary of the Corporation and (ii) any Unrestricted Subsidiary of the Corporation, other than direct or indirect investments in (a) Polymer Asphalt L.L.C., a Missouri limited liability Corporation and (b) any pipeline Corporation in which the Corporation or any of its Restricted Subsidiaries now owns or hereafter acquires any interest; provided that the aggregate amount of Investments made by the Corporation or any of its Restricted Subsidiaries pursuant to clauses (a) and (b) above shall not exceed $25 million in the aggregate at any one time outstanding.

          "Restricted Payment" means (i) any Stock Payment, (ii) any Restricted Investment, or (iii) any Restricted Debt Prepayment. Notwithstanding the foregoing, Restricted Payments shall not include (a) payments by the Corporation to any Restricted Subsidiary of the Corporation, (b) payments by any Restricted Subsidiary of the Corporation to the Corporation or any other Restricted Subsidiary of the Corporation, (c) the Chevron Payment,
     (d) the AOC Payment and (e) the Gulf Payments.

          "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not (i) an Unrestricted Subsidiary or (ii) a direct or indirect Subsidiary of an Unrestricted Subsidiary.

          "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing

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

     by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 365 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

          "Senior Securities" shall have the meaning ascribed to it in paragraph
     (b) hereof.

          "Stated Maturity" means October 1, 2009.

          "Stock Payment" means (i) with respect to the Corporation, any dividend, either in cash or in property (except dividends payable in Capital Stock of the Corporation which is not convertible into Indebtedness), on, or the making by the Corporation of any other distribution in respect of, its Capital Stock, now or hereafter outstanding, or the redemption, repurchase, retirement, defeasance or any acquisition for value by the Corporation, directly or indirectly, of its Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of its Capital Stock, now or hereafter outstanding (other than in exchange for the Corporation's Capital Stock (other than Disqualified Stock) or options, warrants or other rights to purchase the Corporation's Capital Stock (other than Disqualified Stock)), and (ii) with respect to any Restricted Subsidiary of the Corporation, any redemption, repurchase, retirement, defeasance or any acquisition of its Capital Stock or the Capital Stock of the Corporation or any warrants, rights, or options to purchase or acquire shares of any class of its Capital Stock or the Capital Stock of the Corporation, now or hereafter outstanding, except with respect to its Capital Stock or such warrants, rights or options to purchase or acquire shares of any class of its Capital Stock owned by the Corporation or a Restricted Subsidiary of the Corporation.

          "Stock Purchase and Redemption Agreement" means that certain Stock Purchase and Redemption Agreement dated as of December 30, 1992, by and among AOC Limited Partnership, P. Anthony Novelly, Samuel R. Goldstein, G&N Investments, Inc., The Horsham Corporation, the Corporation and Clark.

          "Subsidiary" of any Person means (i) a corporation more than 50% of the total voting power of all classes of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

          "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

          "Transaction Date" means the date on which the Indebtedness giving rise to the need to calculate the Consolidated Operating Cash Flow Ratio was incurred or the date on which, pursuant to the terms of this Indenture, the transaction giving rise to the need to calculate the Consolidated Operating Cash Flow Ratio occurred.

          "Triggered Securities" shall have the meaning ascribed to it in paragraph (f)(iii)(A) hereof.

          "TrizecHahn" means TrizecHahn Corporation, an Ontario corporation.

          "Trust Indenture Act" means the Trust Indenture Act of 1939 as in force at the Issue Date; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, "Trust Indenture Act" means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

          "Unrestricted Subsidiary" means any Subsidiary (other than Clark or any successor to Clark) that is designated by the board of directors of the Corporation as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Corporation or any Restricted Subsidiary of the Corporation unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Corporation or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Corporation; (c) is a Person with respect to which neither the Corporation nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock (including options, warrants or other rights to acquire Capital Stock) or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Corporation or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Corporation or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Corporation or any of its Restricted Subsidiaries. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary and any

     Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Corporation as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under "Limitations on Indebtedness", the Corporation shall be in default of such covenant). The board of directors of the Corporation may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Corporation of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under "Limitations on Indebtedness", and (ii) no Default or Event of Default would be in existence following such designation.

          "Voting Rights Triggering Event" shall have the meaning ascribed to it in paragraph (f)(iii)(A) hereof.

          "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

          "Wholly Owned U.S. Restricted Subsidiary" of any Person means a Wholly Owned Restricted Subsidiary of such Person which is organized under the laws of any state in the United States or of the District of Columbia.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate this 1st day of October, 1997.

                                       CLARK USA, INC.

                                       By:
                                           -----------------------------
                                       Name:  Maura J. Clark
                                       Title: Executive Vice President &
                                              Chief Financial Officer



Attested By:


-------------------------
Name: Katherine D. Knocke
Title: Secretary

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